FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934


Date of Report:  May 7, 2001
(date of earliest event reported: May 7, 2001)

Commission File Number:  0-11596


ExperTelligence, Inc.
(Exact name of registrant as specified in its charter)

California                                     95-3506403
(State or Other Jurisdiction of            (I.R.S. Employer
     Incorporation)                        Identification No.)

25 East Ortega Street, Santa Barbara, California 93010
(Address of principal executive offices and zip code)


Registrant's telephone number:  (805) 962-2558

ITEM 5.	OTHER EVENTS.

Reference is hereby made to the Registrant's press release attached hereto as
Exhibit 99.1, which meets the requirements for filing under Item 5 and is incorporated herein by reference.

ITEM 7.	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.			Description

99.1		Press Release dated May 7, 2001

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf on May 7, 2001, by the undersigned, thereunto duly authorized.

EXPERTELLIGENCE, INC.

(Registrant)


May 7, 2001    Robert Reali, Secretary

(signature)

EXHIBIT INDEX

Exhibit No.		Description

99.1			Press Release dated May 7,2001


EXHIBIT 99.1
ExperTelligence Discovers Net Tangible Assets Understated by Approximately $2M, and Believes Still Meets Nasdaq SmallCap Listing Requirements

SANTA BARBARA, CA (May 7, 2001) ExperTelligence Inc. (NasdaqSC: EXGP), today announced that the "Minority Interest in Subsidiary" was misstated in its previously issued financial statements. Based on discussions with its former and current accountants, the Company intends to re-file its fiscal 2000 10QSBs, year-end 10KSB and the first quarter 2001 10QSB. As a result, the Company stated that it believes it will be well within compliance with the net tangible assets requirement for continued listing set forth in Marketplace Rule 4310 (c)(2)(B).

The Company believes that the resulting correction in the Minority Interest in Subsidiary will increase the computation of its net tangible assets by at least $2 million at December 31, 2000. The first quarter's net tangible assets would increase from the previously reported $1.8 million to approximately $4 million. This net tangible asset amount is significantly higher than the NASD requirement of a minimum net tangible asset amount of $2 million.
About ExperTelligence
ExperTelligence, Inc. (NasdaqSC: EXGP) creates proprietary technology that is the basis for the Company's products, services and the businesses that it develops for the Internet. Please visit http://www.expertelligence.com for further information.
ExperTelligence, Inc.
25 E. Ortega Street
Santa Barbara, CA 93101.
Tel: (805) 962-2558. Fax: (805) 962-5188.
Web: (http://www.expertelligence.com)